UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
April 29, 2011
Date of Report (Date of earliest event reported)
CAREMARK ULYSSES HOLDING CORP. (f/k/a Universal American Corp.)
(Exact name of registrant as specified in its charter)
New York	0-11321	11-2580136
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
c/o CVS Caremark Corporation One CVS Drive Woonsocket, Rhode Island
(Address of principal executive offices, including zip code)
(401) 765-1500
(Registrant’s telephone number, including area code)
Universal American Corp.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On April 29, 2011, the registrant, Universal American Corp. (subsequently renamed Caremark Ulysses Holding Corp.) (the “Company”) consummated the transactions contemplated by the Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of December 30, 2010, among CVS Caremark Corporation (“CVS Caremark”), Ulysses Merger Sub, L.L.C., an indirect wholly owned subsidiary of CVS Caremark (“Merger Sub”) and the Company, and the Separation Agreement (as amended, the “Separation Agreement”), dated as of December 30, 2010, by and among the Company, Universal American Spin Corp. (subsequently renamed Universal American Corp.) (“New UAM”) and, solely for the limited purposes specified therein, CVS Caremark.

Pursuant to the Merger Agreement and the Separation Agreement, (1) immediately prior to the Merger (as defined below), the Company separated all of its businesses other than its Medicare Part D Business and transferred those businesses to New UAM and New UAM’s subsidiaries and (2) Merger Sub merged (the “Merger”) with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of CVS Caremark.  In connection with the Merger, the Company was renamed “Caremark Ulysses Holding Corp.” and New UAM was renamed “Universal American Corp.”

Pursuant to the Merger Agreement, (1) (A) each outstanding share of Company common stock (other than shares held in the treasury of the Company, shares owned by the Company, CVS Caremark or any of their subsidiaries and restricted shares) and each share of Company Series A Preferred Stock (other than certain shares of Company Series A Preferred Stock held by Perry Corp. and its affiliates (“Significant Shareholder Preferred Stock”)) (for each share of Company common stock issuable upon conversion of such share of Company Series A Preferred Stock) was converted into the right to receive (i) from the Company, one share of New UAM common stock (the “Per Share Stock Consideration”), and (ii) cash consideration paid by CVS Caremark (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Per Share Closing Consideration”), and (B) CVS Caremark became the indirect owner of all of the shares of Company common stock and (2) each share of Significant Shareholder Preferred Stock (for each share of Company common stock issuable upon conversion of such share of Significant Shareholder Preferred Stock) was converted into the right to receive (A) from the Company, the Per Share Stock Consideration (provided that, to the extent that Perry Corp. and its affiliates were entitled to receive shares of New UAM common stock in the Merger in excess of 9.9% of the total issued and outstanding shares of New UAM common stock immediately following the effective time of the Merger (any shares of New UAM common stock in excess of such threshold are “Excess Shares”), each share of Significant Shareholder Preferred Stock that constitutes Excess Shares was converted into the right to receive shares of non-voting common stock of New UAM in lieu of such shares of New UAM common stock) and (B) from CVS Caremark, the Per Share Cash Consideration.  The Per Share Cash Consideration is equal to $14.00.

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 29, 2011, in connection with the Merger, the Company notified the New York Stock Exchange (“NYSE”) of its intent to remove its common stock from listing on the NYSE and requested the NYSE to file a delisting application with the Securities and Exchange Commission (“SEC”) to delist and deregister its common stock.  On or about April 29, 2011, the NYSE will file with the SEC a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on Form 25 to delist and deregister the Company’s common stock.  The Company will file with the SEC a certification on Form 15 under the Exchange Act, requesting the deregistration of the Company’s common stock and the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act.

Item 5.01.  Changes in Control of Registrant.

As a result of the Merger, a change in control of the Company occurred, and Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of CVS Caremark.  The information set forth in Section 2.01 is incorporated by reference into this Item 5.01.

To the knowledge of the Company, except as set forth herein, there are no arrangements, including any pledge by any person of securities of the Company or CVS Caremark, the operation of which may at a subsequent date result in a further change in control of the Company.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger, as of the effective time of the Merger, all of the then-current directors and executive officers of the Company resigned and were replaced with directors and executive officers appointed by CVS Caremark.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAREMARK ULYSSES HOLDING CORP. (as successor entity to Universal American Corp.)
Date:	April 29, 2011	By:	/s/ Thomas S. Moffatt
			Name:	Thomas S. Moffatt
			Title:	President